UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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CALLIDUS SOFTWARE INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CALLIDUS SOFTWARE INC.
160 West Santa Clara Street, Suite 1500
San Jose, CA 95113

To our stockholders:

You are cordially invited to attend the 2006 annual meeting of stockholders of Callidus Software Inc. to be held on Tuesday, June 6, 2006, at 10:00 a.m. Pacific Time at our headquarters located at 160 West Santa Clara Street, Suite 1500, San Jose, California 95113. Details regarding the business to be conducted at the annual meeting are described in the following notice of annual meeting and proxy statement. Also enclosed in this mailing are three other documents: our annual report, which contains information about our business and includes our fiscal 2005 audited financial statements; a proxy card for you to record your vote; and a return envelope for your proxy card.

Your vote is important. Whether or not you plan to attend the annual meeting, please complete and return the enclosed proxy card as soon as possible. Voting by written proxy will ensure your representation at the annual meeting. Please review the instructions on the proxy card regarding voting by written proxy, as well as the question and answer section in the first part of the proxy statement.

Sincerely,

Brian E. Cabrera
Senior Vice President, General Counsel
and Secretary

San Jose, California
April 27, 2006

YOUR VOTE IS IMPORTANT

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.

CALLIDUS SOFTWARE INC.
160 West Santa Clara Street, Suite 1500
San Jose, CA 95113
(408) 808-6400

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	10:00 a.m., Pacific Time, on June 6, 2006

PLACE:	Callidus Software Inc.
160 West Santa Clara Street, Suite 1500
San Jose, CA 95113

ITEMS OF BUSINESS:	(1) To elect our Class III directors;

(2) To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2006; and

(3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

WHO CAN VOTE:	You are entitled to vote if you were a stockholder of record at the close of business on the record date, April 12, 2006.

VOTING BY PROXY:	Please submit a proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on the enclosed proxy card.

2005 ANNUAL REPORT:	A copy of our annual report is enclosed.

DATE OF MAILING:	This notice, the attached proxy statement, the accompanying proxy card and our annual report are first being mailed to stockholders on or about April 27, 2006.

By Order of the Board of Directors

Brian E. Cabrera,
Senior Vice President, General Counsel
and Secretary

San Jose, California
April 27, 2006

CALLIDUS SOFTWARE INC.

2006 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

CALLIDUS SOFTWARE INC.

PROXY STATEMENT
2006 ANNUAL MEETING OF STOCKHOLDERS
(Solicited on behalf of the Board of Directors)

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING,
THE PROXY MATERIALS AND VOTING YOUR SHARES

WHAT IS A PROXY?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Ronald J. Fior and Brian E. Cabrera have been designated as proxies for our 2006 annual meeting of stockholders.

WHO CAN VOTE AT THE MEETING?

The record date for our 2006 annual meeting of stockholders is April 12, 2006. The record date was established by our Board of Directors. Stockholders of record at the close of business on the record date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

On the record date, 27,354,534 shares of our common stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held on the record date.

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A “STOCKHOLDER OF RECORD” AND HOLDING SHARES AS “BENEFICIAL OWNER” (OR IN “STREET NAME”)?

Most stockholders are considered “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name.”

Stockholder of Record:  If your shares are registered directly in your name with our transfer agent, you are considered the “stockholder of record” with respect to those shares and we are sending the proxy materials directly to you. As our stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed a proxy card for your vote.

Beneficial Owner:  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee (who is considered the stockholder of record with respect to those shares). As the beneficial owner, you have the right to direct your broker, bank, or nominee as to how to vote your shares if you follow the instructions you receive from your broker, bank, or nominee. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request, complete, and deliver the proper documentation provided by your broker, bank or nominee and bring it with you to the meeting.

WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?

By Written Proxy:  Stockholders of record can vote their shares by marking, signing and timely returning the enclosed proxy card. Street name or beneficial holders must follow the directions provided by their broker, bank, or other nominee in order to direct such broker, bank or nominee as to how to vote their shares.

By Telephone and Internet Proxy:  Street name or beneficial holders may vote by telephone or the Internet if their banks, brokers or nominees make those methods available, by following the instructions provided to them with the proxy materials.

In Person:  All stockholders may vote in person at the meeting. Street name or beneficial holders must obtain a legal proxy from their broker, bank or nominee prior to the annual meeting in order to vote in person.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?

A majority of our outstanding shares as of the record date must be present at the annual meeting in order to hold the annual meeting and conduct business. This is called a quorum. Shares are counted as present at the annual meeting if the holder of the shares:

•	is present and votes in person at the annual meeting; or

•	has timely and properly submitted a proxy card.

HOW ARE ABSTENTIONS COUNTED?

Stockholders may choose to abstain or refrain from voting their shares on one or more issues presented for a vote at the annual meeting. However, for purposes of determining the presence of a quorum, abstentions are counted as present.

WHAT ARE THE CHOICES WHEN VOTING FOR DIRECTOR NOMINEES, AND WHAT VOTE IS NEEDED TO ELECT DIRECTORS?

In the vote on the election of our director nominees, stockholders may:

•	vote in favor of all nominees;

•	vote to withhold votes as to all nominees; or

•	withhold votes as to specific nominees.

Assuming a quorum is present, directors will be elected by a plurality of the votes cast.

THE BOARD RECOMMENDS A VOTE FOR BOTH OF THE DIRECTOR NOMINEES.

WHAT ARE THE CHOICES WHEN VOTING ON THE RATIFICATION OF THE SELECTION OF AUDITORS, AND WHAT VOTE IS NEEDED TO RATIFY THEIR SELECTION?

In the vote on the ratification of the selection of KPMG LLP as our independent auditors, stockholders may:

•	vote in favor of ratification;

•	vote against ratification; or

•	abstain from voting on ratification.

Assuming a quorum is present, the selection of KPMG LLP as our independent auditors will be ratified if the affirmative vote of a majority of the shares represented and entitled to vote on the matter at the meeting is obtained. In the event that the stockholders do not ratify the selection of KPMG LLP, the appointment of the independent auditors will be reconsidered by the Audit Committee of the Board of Directors.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF KPMG LLP AS OUR
INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2006.

WHAT IF A STOCKHOLDER DOES NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?

Stockholders should specify their choice for each matter on the enclosed proxy card. If no specific instructions are given, proxies that are signed and returned will be voted FOR the election of all director nominees and FOR the proposal to ratify the selection of KPMG LLP as our independent auditors.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that your shares are registered differently or you have multiple accounts. Please vote all of these shares by completing and returning each proxy card you receive.

WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under NASDAQ rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters.

We believe that the uncontested election of directors and the ratification of the selection of KPMG LLP as our independent auditors are considered routine matters for which brokerage firms may vote shares that are held in the name of brokerage firms and which are not voted by the applicable stockholder.

HOW DO I CHANGE OR REVOKE MY PROXY?

You may change or revoke your proxy at any time before it is voted. Proxies for shares held of record may be changed or revoked by timely (i) filing with our Corporate Secretary a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to our Corporate Secretary, or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). Any notice of revocation or subsequent proxy must be delivered prior to commencement of the vote at the meeting. Any written notice of revocation or subsequent proxy for shares held of record should be delivered to: Callidus Software Inc., 160 West Santa Clara Street, Suite 1500, San Jose, California 95113, Attention: Corporate Secretary.

HOW DO I PROPOSE ACTIONS FOR CONSIDERATION OR NOMINATE INDIVIDUALS TO SERVE AS DIRECTORS AT NEXT YEAR’S ANNUAL MEETING OF STOCKHOLDERS?

Stockholders may submit proposals for consideration at a future annual meeting of stockholders, including director nominations. The manner in which you may present a proposal or nominate a candidate for the Board of Directors is described in our bylaws. You may contact our Corporate Secretary at our corporate headquarters for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. When submitting a candidate for nomination to the Board of Directors to the Corporate Secretary, you should submit all information relating to such potential nominee required under Regulation 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including biographical and other information about the candidate, a statement of the candidate’s qualifications and any other data supporting the nomination.

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders by submitting their proposals to our Corporate Secretary in a timely manner. In order to be included in our proxy materials for our 2007 annual meeting of stockholders, your proposals must be received by us no later than December 29, 2006 and have complied with the requirements of Rule 14a-8 of the Exchange Act.

Stockholders intending to present a proposal at our 2007 annual meeting, but not intending to have such proposal included in our 2007 proxy materials, must comply with the requirements set forth in our bylaws. The bylaws require, among other things, that you must submit a written notice of intent to present such a proposal to our Corporate Secretary at our principal executive offices not later than the close of business on the ninetieth calendar day, nor earlier than the close of business on the one hundred and twentieth calendar day, prior to the first anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such proposals for the

2007 annual meeting on or after February 6, 2007 and on or before March 8, 2007. Notices received outside of this period, along with any proposals contained therein, will be considered untimely and will not be included in our proxy.

WHO BEARS THE COST OF THIS SOLICITATION?

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition, we may reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of our directors, officers and employees, personally or by mail, telephone, facsimile, email or other means of communication (electronic or otherwise). No additional compensation will be paid for such services.

WHAT IF ONLY ONE COPY OF THESE PROXY MATERIALS WAS DELIVERED TO MULTIPLE STOCKHOLDERS WHO SHARE A SINGLE ADDRESS?

In some cases, only one copy of this proxy statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the accompanying 2005 annual report to a stockholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, you may submit a written request to our Corporate Secretary at Callidus Software Inc., 160 West Santa Clara Street, Suite 1500, San Jose, CA 95113 or a verbal request by telephone to Investor Relations at (408) 808-6577. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of either the proxy statement or the 2005 annual report and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.

PROPOSALS FOR ACTION AT THE ANNUAL MEETING

Proposal One:

Election of Directors

Our bylaws provide that the Board of Directors may consist of five to nine directors, the exact number of which is determined by the Board of Directors from time-to-time. The Board of Directors is currently comprised of eight directors. The Board of Directors has resolved that effective as of the 2006 annual meeting of stockholders and the resulting expiration of the terms of the Company’s Class III directors, the size of the Board of Directors will be reduced to seven directors. Our certificate of incorporation provides that the Board of Directors shall be divided into three classes, each consisting of as nearly one third of the total number of directors as possible. Each class of directors serves a three-year term expiring at the annual meeting of stockholders in the year listed in the table below:

Class I (2007)	Class II (2008)	Class III (2006)

George B. James	William B. Binch	Charles M. Boesenberg
David B. Pratt	Michele V. Patton	Michael A. Braun
Robert H. Youngjohns		John R. Eickhoff

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Charles M. Boesenberg and Michael A. Braun for election as Class III directors, each to serve three-year terms to expire at the annual meeting of stockholders in 2009 or until their successors are duly elected and qualified. Messrs. Boesenberg and Braun are currently serving as Class III directors and have consented to serve for a new term.

Mr. John R. Eickhoff, who is currently also serving as a Class III director, has decided not to stand for re-election due to personal commitments.

Directors in Class I and Class II are not being re-elected this year and will continue in office for the remainder of their terms, as described above, unless such directors resign or their service as directors otherwise ceases in accordance with our certificate of incorporation or bylaws.

Vote Required

The two Class III directors being voted on this year are elected by a plurality of the votes actually cast. This means that the director nominee with the most affirmative votes for a particular seat is elected for that seat. Withheld votes and abstentions have no effect on the outcome of the vote. It is the intention of the persons named as proxies herein to vote in favor of the candidates nominated by the Board of Directors unless such authority is withheld. If any nominee should not be available for election, the proxies will be voted in the best judgment of the persons authorized as proxies.

THE BOARD RECOMMENDS A VOTE FOR BOTH OF THE DIRECTOR NOMINEES.

Information Concerning Director Nominees

Charles M. Boesenberg, age 57, has served as a director of Callidus since February 2006. Mr. Boesenberg has served as chairman and CEO of NetIQ Corporation, a leading provider of integrated systems and security management software solutions, since August 2002 and served as President and CEO of NetIQ from January 2002 to July 2002. Mr. Boesenberg also serves as lead independent director of Maxtor Corporation, a provider of hard disk drive storage products and solutions, and as a director of Onyx Software Corporation, a provider of enterprise customer processing software solutions. Mr. Boesenberg previously served as a member of the Boards of Directors of Symantec Corporation, a provider of Internet security technology, from June 1994 until September 2002, Macromedia, Inc., a developer of software that helps create and deliver effective user experiences on the Internet, fixed media, and wireless and digital devices, from December 2004 to December 2005, and Epicor Software, a provider of integrated enterprise software solutions for mid-market companies, from December 2000 until May 2003. Prior to joining NetIQ, he was President of Post PC Ventures, a management and investment group from March 2000 to December 2001. From December 1998 to February 2000, Mr. Boesenberg served as President and Chief Executive Officer of Integrated Systems, Inc., a provider of embedded systems software. Before joining Integrated Systems, Mr. Boesenberg was President and Chief Executive Officer of Magellan Corporation, which was the surviving corporation of a merger with Ashtech, Inc., a position that he assumed in January 1995 with Ashtech. Magellan specializes in satellite navigation and communication products. Mr. Boesenberg has held senior executive positions with a number of technology companies including International Business Machines Corporation and Apple Computer, Inc. Mr. Boesenberg holds a Bachelor of Science degree in Mechanical Engineering from the Rose Hulman Institute of Technology and a Master of Science Degree in Business Administration from Boston University.

Michael A. Braun, age 56, has served as a director of Callidus since February 2000 and as our Chairman of the Board since June 2004. Mr. Braun has served as the Chief Executive Officer and Managing Member of the Interim CEO Network, an executive recruiting company, since November 2000. Mr. Braun retired from IBM Corporation, an information technology company, in July 2000. From October 1999 to July 2000, Mr. Braun served as General Manager of the Global Small Business Unit at IBM, prior to which time he served as the General Manager of the Consumer Division from August 1998 to October 1999. Mr. Braun was President, Chief Executive Officer and a Director of Blaze Software, a rules-based application software company, from June 1996 to July 1998, and Chairman of the Board of Directors of Blaze Software from July 1998 until December 1999. From 1993 to 1996, he was President and Chief Executive Officer of Kaleida Labs, a multimedia software joint venture between IBM and Apple Computer. Prior to this, Mr. Braun held numerous executive positions at IBM. Mr. Braun received a B.A. in Psychology from the University of Rochester and an M.B.A. from the Simon School at the University of Rochester.

Information Concerning Directors Continuing in Office

William B. Binch, age 66, has served as a director of Callidus since April 2005. Mr. Binch also currently serves as the lead director of SPSS Inc., a predictive analytics technology company; Stellent, Inc., a global provider of enterprise content management solutions; MedeFinance Inc., an application service provider of financial and analytical resources to the healthcare industry; and Saama Technologies, Inc., a consulting and system integration firm specializing in business intelligence and analytics. From 2003 to 2004, Mr. Binch served as the Chief Executive Officer and President of SeeCommerce, a business performance management software company. Prior to joining SeeCommerce in 1999, Mr. Binch served as Senior Vice President of Worldwide Operations for Hyperion Solutions Corporation, an enterprise software and services company, and as a senior executive at Business Objects S.A. and Prism, Inc., both of which are business intelligence and data warehousing companies. Mr. Binch also previously served for five years at Oracle Corporation, ultimately as Vice President of Strategic Accounts. Mr. Binch holds a B.S., IE degree from the University of Maryland.

George B. James, age 68, has served as a director of Callidus since May 1999. Mr. James also currently serves as director of The Sharper Image, a consumer products company, and Pacific States Industries, a private lumber distribution company. From 1985 to 1998, Mr. James served as Senior Vice President and Chief Financial Officer of Levi Strauss & Company, an apparel manufacturer. Prior to joining Levi Strauss & Company, Mr. James was Executive Vice President and Chief Financial Officer, and later Group President, with Crown Zellerbach Corporation, a paper mill company, from 1982 to 1985. His previous experience also includes ten years with Arcata Corporation, a forest product and printing company, as Senior Vice President and Chief Financial Officer, and three years with PepsiCo Leasing Corporation, an equipment leasing company, as Vice President of Finance. Mr. James holds a B.A. in Economics from Harvard College and an M.B.A. from the Stanford Graduate School of Business.

Michele V. Patton, age 46, has served as a director of Callidus since September 2005. Ms. Patton was previously employed at Sun Microsystems, Inc., a computer networking company, in a variety of positions including Vice President of Human Resources from 2003 to 2005, Director of Human Resources from 2001 to 2003, and Director of Compensation from 1999 to 2001. Prior to her employment at Sun, Ms. Patton held senior human resource and compensation positions at Storage Technology Corporation, a data management and storage company, Electronic Data Systems Corporation, a global technology services company, and JP Morgan, a global financial services firm. Ms. Patton holds a Bachelor of Arts in East Asian Studies and Economics from Wesleyan University.

David B. Pratt, age 66, has served as a director of Callidus since June 2004 and served as our Interim President and Chief Executive Officer from June 2004 to May 2005. Prior to joining Callidus, Mr. Pratt served as Interim President and Chief Executive Officer of AvantGo, Inc., a mobile internet service company, from October 2002 to February 2003. From April 2002 until October 2002, he volunteered as Interim President and Chief Executive Officer of the YMCA of the Mid-Peninsula, where he remains a member of the board of directors. From January 2000 to March 2001, Mr. Pratt served as President and Chief Executive Officer of gForce Systems, an enterprise software company focusing on e-learning. Prior to joining gForce, Mr. Pratt was Executive Vice President and Chief Operating Officer of Adobe Systems, Inc., a software company, from May 1988 to January 1998. From October 1987 to April 1988, Mr. Pratt was Executive Vice President and Chief Operating Officer of Logitech, Inc., a manufacturer of computer input devices. Prior to Logitech, Mr. Pratt served as Senior Vice President and Chief Operating Officer of Quantum Corporation from February 1986 to March 1987. Mr. Pratt currently serves on the boards of directors of The SETI Institute and YMCA of the USA, and has in the past also served on the boards of directors of several other corporations. Mr. Pratt holds an M.B.A. from the University of Chicago and a Bachelor of Science degree in Electrical Engineering from the Massachusetts Institute of Technology.

Robert H. Youngjohns, age 54, has served as a director of Callidus and as our President and Chief Executive Officer since May 2005. From 1995 to May 2005, Mr. Youngjohns was employed by Sun Microsystems, Inc., a computer networking company, in a variety of roles including Executive Vice President of Strategic Development and Sun Financing from 2004 to May 2005, Executive Vice President of Global Sales Operations from 2002 to 2004, and Vice President of Europe, the Middle East and Africa from 1998 to 2002. Prior to joining Sun, Mr. Youngjohns spent 18 years at IBM Corporation, an information technology company, during which time he rose to the position of Director of IBM Corporation’s EMEA RS/6000 business. Mr. Youngjohns holds an M.A. in physics and philosophy from Oxford University.

Proposal Two:

Ratification of Appointment of Independent Auditors

Our Audit Committee has appointed KPMG LLP, independent public accountants, to audit our financial statements for the fiscal year ending December 31, 2006. We are submitting this selection to our stockholders for ratification. Although we are not required to seek stockholder approval for this appointment, we believe it is sound corporate practice to do so. Representatives from KPMG LLP will be in attendance at the annual meeting to respond to any appropriate questions and will have the opportunity to make a statement if they so desire. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee of the Board of Directors will reconsider the appointment.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting will be required to approve the ratification of the appointment of KPMG LLP as our independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

Auditor Information

The fees billed or expected to be billed to us by KPMG LLP with respect to our 2005 fiscal year are as follows:

Audit Fees:  The aggregate fees billed for services rendered by KPMG for the audit of our financial statements for the 2005 fiscal year and the reviews of periodic interim financial statements for the 2005 fiscal year were approximately $537,000, compared to approximately $434,000 for the 2004 fiscal year.

Audit-Related Fees:  KPMG has not billed any fees for assurance and related services that were reasonably related to the performance of the audit or the review of our financial statements for either the 2005 or 2004 fiscal years.

Tax Fees:  The aggregate fees billed for services rendered by KPMG for tax compliance, tax advice and tax planning were approximately $83,000 for the fiscal year 2005, compared to approximately $89,000 for the 2004 fiscal year.

All fees billed in each of the last two fiscal years for products and services provided by KPMG are described above and all audit-related services and tax services were pre-approved by the Audit Committee.

INFORMATION ABOUT THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE

Our Board of Directors, which is elected by our stockholders, is responsible for directing and overseeing our business and affairs. In carrying out its responsibilities, the Board of Directors selects and monitors our top management, provides oversight of our financial reporting processes and determines and implements our corporate governance policies.

Our Board of Directors and management have been and remain committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders. To that end, during the past year, our Board of Directors and management have periodically reviewed our corporate governance policies and practices to ensure that they remain consistent with the requirements of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission and the listing standards of the NASDAQ National Market. In doing so, our Board also reviewed current best practices of similarly situated public companies.

We have in place a variety of policies and practices to promote good corporate governance. Consistent with our corporate governance guidelines and the rules of the NASDAQ National Market, our Board of Directors has determined that a majority of the members of our Board of Directors is “independent” and that all members of the Audit and Qualified Legal Compliance, Compensation, and Nominating and Corporate Governance Committees

also satisfy such independence criteria. Compensation of our Chief Executive Officer is approved by our Compensation Committee. At the direction of our Board of Directors, we also have:

•	periodically reviewed and made any necessary updates to the charters for our Audit, Compensation and Nominating and Corporate Governance Committees;

•	established disclosure control policies and procedures in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC;

•	established a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters; and

•	established a code of business conduct and ethics applicable to our officers, directors and employees.

In addition, we have adopted a set of corporate governance guidelines, as referred to above. The Nominating and Corporate Governance Committee of our Board of Directors is responsible for reviewing our corporate governance guidelines from time to time and reporting and making recommendations to the Board concerning corporate governance matters. Among the matters addressed by the corporate governance guidelines are:

•	Director Independence — Independent directors shall constitute at least a majority of our Board of Directors.

•	Monitoring Board Effectiveness — The corporate governance guidelines require that the Board of Directors conduct an annual self-evaluation of the functioning of the Board of Directors and its committees.

•	Chairman of the Board — Our Chairman of the Board, who is selected from among our independent directors, presides over all meetings of the Board of Directors and serves as a liaison between our Chief Executive Officer and our independent directors.

•	Executive Sessions of Independent Directors — The non-employee directors regularly meet without management present, and such sessions are led by Mr. Braun, our Chairman of the Board, and the independent chairpersons of the applicable committees of the Board.

•	Board Access to Independent Advisors — Our Board of Directors as a whole, and each of its committees separately, have authority to retain independent consultants, counselors or advisors as each deems necessary or appropriate.

•	Board Committees — All members of the Audit, Compensation, and Nominating and Corporate Governance Committees are required to be independent in accordance with applicable NASDAQ criteria.

Copies of our corporate governance guidelines, code of business conduct and ethics and committee charters can be found on our website at http://www.callidussoftware.com/callidus/investor-relations/governance/index.html.

Meetings of the Board of Directors

Our Board of Directors held nine regular meetings and authorized one action by unanimous written consent in 2005. Each director attended at least 75% of all meetings of the Board of Directors held during the period in which he or she was a director in 2005. Under our corporate governance guidelines, directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations. Directors are also expected to make every effort to attend our annual meeting of stockholders, all meetings of the Board of Directors and all meetings of the committees on which they serve. All seven of our directors holding office at the time attended our 2005 annual meeting of stockholders.

Code of Business Conduct and Ethics

Callidus has adopted a code of business conduct and ethics that applies to all of our directors, officers and employees, including our chief executive officer, principal financial officer and principal accounting officer. During 2005, no waivers were granted from any provision of the code of business conduct and ethics.

A copy of our code of business conduct and ethics is available on our Internet website at http://www.callidussoftware.com/callidus/investor-relations/governance/index.html and may also be obtained without charge by contacting our Corporate Secretary at Callidus Software Inc., 160 West Santa Clara Street, Suite 1500, San Jose, CA 95113. We intend to post any amendments to or waivers from our code of business conduct and ethics (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) on the website referred to above.

Independence of Directors

The Board of Directors has determined that each of William B. Binch, Charles M. Boesenberg, Michael A. Braun, John R. Eickhoff, George B. James and Michele V. Patton is “independent” within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards.

Stockholder Communications with the Board of Directors

Stockholders and other parties interested in communicating directly with the Board of Directors as a group may do so by writing to Board of Directors, c/o Callidus Software Inc., 160 West Santa Clara Street, Suite 1500, San Jose, CA 95113 or by submitting an e-mail to board@callidussoftware.com. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters. Communications that are intended specifically for non-employee directors should be sent to the e-mail address above to the attention of the Chairman of the Nominating and Corporate Governance Committee.

Committees of the Board of Directors

The Board of Directors uses committees to work on certain issues in more detail than would be reasonable at a meeting of the full Board of Directors. Each committee reviews the progress and results of its meetings with the full Board of Directors and makes recommendations to the Board of Directors as and when appropriate. The Board of Directors presently has three standing committees: an Audit Committee (which also serves as our Qualified Legal Compliance Committee), a Compensation Committee and a Nominating and Corporate Governance Committee. Each director who served on a committee attended at least 75% of all meetings of each such committee held during the period in 2005 during which he or she was a member of such committee. Each of the three standing committees of the Board of Directors described below operates pursuant to a written committee charter that is available to stockholders on our Internet website at http://www.callidussoftware.com/callidus/investor-relations/governance/index.html.

Audit Committee and Qualified Legal Compliance Committee

The Audit Committee and Qualified Legal Compliance Committee currently consist of:

George B. James (Chair)
William B. Binch
Charles M. Boesenberg
John R. Eickhoff

The Audit Committee met nine times and took no actions by unanimous written consent in 2005. Messrs. James, Binch and Eickhoff were members of our Audit Committee at the end of 2005. Mr. Boesenberg joined the Audit Committee in February 2006. Mr. James serves as Chairman of the Audit Committee. Each of Messrs. James, Binch, Boesenberg and Eickhoff is “independent” as defined under Marketplace Rules 4200(a)(15) and 4350(d)(2) of the National Association of Securities Dealers’ listing standards and meets the independence requirements of Rule 10A-3(b)(i) of the Exchange Act. The Board of Directors has determined that each of Messrs. James, Binch, Boesenberg and Eickhoff qualify as “financial experts” as defined by the rules of the Securities and Exchange Commission. Pursuant to its charter, the Audit Committee is responsible for the oversight of the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors, the performance of our internal audit function and independent auditors and other significant financial matters. In discharging its duties, the Audit Committee is expected to:

•	have the sole authority to appoint, retain, compensate, oversee and terminate the independent auditors;

•	review and approve the scope of the annual internal and external audit;

•	review and pre-approve the engagement of our independent auditors to perform audit and non-audit services and the related fees;

•	review the integrity of our financial reporting process;

•	review our financial statements and disclosures and filings with the Securities and Exchange Commission;

•	review funding and investment policies;

•	prepare an annual report of the Audit Committee for inclusion in our annual proxy statement;

•	review disclosures from our independent auditors regarding Independence Standards Board Standard No. 1; and

•	review and assess annually our Audit Committee’s performance and the adequacy of its charter.

The members of our Audit Committee also act as our Qualified Legal Compliance Committee, or “QLCC”, which is responsible for reviewing any reports made to our QLCC by attorneys representing us or our subsidiaries of a material violation or breach arising under United States federal or state laws. As no such violations or breaches were reported to us in the last fiscal year, the QLCC did not meet in 2005. The QLCC has the authority and responsibility to adopt written procedures for the confidential receipt, retention and consideration of any report of violations and determine whether an investigation is necessary. The QLCC also has authority to initiate investigations and recommend that we implement appropriate measures in response to such reported violations. The Audit Committee, acting as the QLCC, reports to the Board of Directors at least once a year on any reports received and investigations conducted. The QLCC acts only by majority vote.

A copy of the Audit Committee and QLCC charter, which was last amended and restated in March 2005, can be accessed electronically from our website at http://www.callidussoftware.com/callidus/investor-relations/governance/index.html, and a report of the Audit Committee for fiscal year 2005 is included in this proxy statement.

Compensation Committee

The Compensation Committee currently consists of:

William B. Binch (Chair)
Michael A. Braun
John R. Eickhoff
Michele V. Patton

The Compensation Committee met nine times and took no actions by written consent in 2005. The Board of Directors has determined that each of the members of the Compensation Committee is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, an “outside director” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986 and “independent” as defined under Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Compensation Committee is responsible for, among other things:

•	overseeing our compensation and benefits policies generally;

•	evaluating the performance of our executives and reviewing our management succession plans;

•	overseeing and setting executive compensation;

•	producing an annual report on executive compensation for inclusion in our annual proxy statement;

•	approving and reviewing any employment, severance and change of control agreements with our senior executives, as well as any other compensation arrangements; and

•	reviewing and assessing annually our Compensation Committee’s performance and the adequacy of its charter.

A copy of the Compensation Committee charter, which was adopted on September 22, 2003, can be accessed electronically at http://www.callidussoftware.com/callidus/investor-relations/governance/index.html, and a report of the Compensation Committee for fiscal year 2005 is included in this Proxy Statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of:

Michael A. Braun (Chair)
George B. James
Michele V. Patton

The Nominating and Corporate Governance Committee met six times and took no actions by written consent in 2005. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is “independent” as defined under Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for, among other things:

•	making recommendations to our Board of Directors regarding nominees to the Board of Directors proposed for election by our stockholders as well as individuals to be considered to fill any vacancies that may occur on the Board of Directors;

•	evaluating and recommending to our Board of Directors any revisions to our corporate governance guidelines;

•	establishing criteria for membership on the Board of Directors and its committees, including criteria as to director independence;

•	overseeing the process for evaluating the performance of our Board of Directors and its committees;

•	evaluating the current composition, organization and governance of our Board of Directors and its committees, determining future requirements and making recommendations to our Board of Directors for approval;

•	reviewing and recommending director compensation; and

•	reviewing and evaluating annually the Nominating and Corporate Governance Committee’s performance, including compliance with its charter.

A copy of the Nominating and Corporate Governance Committee charter, which was last amended and restated in March 2006, can be accessed electronically at http://www.callidussoftware.com/callidus/investor-relations/governance/index.html.

Consideration of Director Nominees

Stockholder Nominees.  The bylaws of Callidus permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for nominating directors in accordance with our bylaws, see “Questions and Answers about the Annual Meeting, the Proxy Materials and Voting Your Shares — How Do I Propose Actions for Consideration or Nominate Individuals to Serve as Directors at Next Year’s Annual Meeting of Stockholders?” The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capabilities on the Board and to achieve compliance with the membership criteria set forth below under “Director Qualifications.”

Director Qualifications.  Our corporate governance guidelines contain Board membership criteria that apply to nominees recommended by our Nominating and Corporate Governance Committee for a position on our Board. The qualifications to be considered by the Nominating and Corporate Governance Committee include judgment, diversity, age, skills, background and experience in light of the Board’s present composition and the current challenges and needs of the Board and its committees. The Nominating and Corporate Governance Committee also takes into account the independence, financial literacy and financial expertise standards required under our corporate governance guidelines, the Board committees’ charters and applicable laws and regulations and the ability of the candidate, in light of the candidate’s present activities and our corporate governance guidelines, to devote the necessary time and attention to serving as a director and a committee member. Each director must represent the interests of all stockholders.

Identifying and Evaluating Nominees for Directors.  The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee decides whether to fill such vacancies and, if so, considers various potential candidates to fill each vacancy. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms engaged by us, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee considers certain properly submitted stockholder nominations for candidates for the Board. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee. In evaluating director nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Chairman of the Board

Our Board of Directors has elected Michael A. Braun to act as our Chairman of the Board. Mr. Braun is an independent director within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The duties of the Chairman of the Board include: (i) presiding at all meetings of the Board, (ii) approving information sent to the Board, (iii) approving the meeting agenda for the Board and (iv) approving meeting schedules to assure that there is sufficient time for discussion of all items. Further, the Chairman of the Board has authority to call meetings of the Board and/or the independent directors.

Executive Sessions

Executive sessions of non-employee directors are held regularly. The sessions are scheduled and led by our Chairman of the Board and/or the applicable independent chairperson of the committee of the Board. Any non-employee director can request that an additional executive session be scheduled.

INFORMATION REGARDING COMPENSATION OF DIRECTORS
AND EXECUTIVE OFFICERS

Director Compensation

Each of our directors who is not an officer or employee of Callidus is paid a quarterly retainer of $5,000, a fee of $1,000 plus expenses for each meeting of the Board of Directors attended and a fee of $750 plus expenses for each committee meeting attended. Our current policy provides that, upon first becoming a director, each non-employee director receives an option to purchase 45,000 shares of our common stock that vests over four years (25% after one year and monthly thereafter) and, thereafter, an annual grant of an immediately vested and exercisable option to purchase 15,000 shares immediately following each annual stockholders’ meeting. Also, following each annual meeting of our stockholders, the chair of the Audit Committee receives a fully vested option to purchase 10,000 shares of our common stock, the chairs of the Compensation Committee and Nominating and Corporate Governance Committee each receive a fully vested option to purchase 5,000 shares of our common stock, and the Chairman of the

Board (so long as such position continues to be held by an outside director) receives a fully vested option to purchase 20,000 shares of our common stock. All annual option grants under the director compensation policy are pro-rated if the director has served in the relevant capacity for only part of the previous year.

We have entered into change of control agreements with each of our directors. All of these agreements except that of Mr. Youngjohns, which is described under “Employment Contracts, Change of Control Arrangements and Severance Agreement of Named Executive Officers” below, provide that in the event of a change of control of Callidus, any and all options to purchase common stock held by such individuals at the time of a change of control will immediately become vested and exercisable. Under the terms of each of these agreements, a change of control is defined to include: (i) the acquisition by any person of beneficial ownership, directly or indirectly, of securities representing 50% or more of the total voting power represented by our then outstanding voting securities; (ii) a change in the composition of our Board of Directors within a rolling two-year period, as a result of which fewer than a majority of the directors are deemed to be incumbent directors, as defined in the agreements; (iii) a merger or consolidation involving Callidus resulting in a change in ownership of more than 50% of our voting securities; and (iv) a sale or disposition by us of all or substantially all of our assets.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Executive Compensation

The following table sets forth all compensation awarded, earned or paid to our former Interim Chief Executive Officer, our current Chief Executive Officer and the next four most highly compensated executive officers for the last fiscal year, for services rendered to us in all capacities during each of the last three fiscal years. We refer to these individuals collectively as the “named executive officers.”

Summary Compensation Table

					Long-Term Compensation
						Securities
	Annual Compensation				Restricted	Underlying	All Other
			Salary	Bonus	Stock Awards	Options	Compensation
Name and Principal Position	Period		($)	($)	($)	(#)	($)

Robert H. Youngjohns	2005	(1)	223,128	443,333	98,000	1,000,000	0
President, Chief Executive Officer
David B. Pratt	2005	(2)	201,846	0	0	0	0
Former Interim President, Chief	2004		249,230	0	0	270,000	0
Executive Officer
Brian E. Cabrera	2005		200,000	110,625	0	100,000	0
Senior Vice President, General	2004		185,000	36,875	0	7,500	0
Counsel and Secretary	2003		185,000	45,250	0	9,000	0
Ronald J. Fior	2005		240,000	154,375	0	100,000	0
Senior Vice President, Finance	2004		215,000	30,000	0	80,000	0
and Operations; Chief Financial Officer	2003		200,000	102,500	0	60,000	0
Richard D. Furino	2005		240,000	213,750	0	100,000	9,096 (4)
Senior Vice President,	2004		200,000	61,997	0	160,000	8,469 (4)
Worldwide Client Services	2003	(3)	24,839	10,000	0	60,000	0
Robert W. Warfield	2005		240,000	154,375	0	100,000
Senior Vice President,	2004		205,833	30,000	0	50,000	0
Engineering and Chief Technology Officer	2003		200,000	102,500	0	192,000	0

(1)	Mr. Youngjohns began serving as our President and Chief Executive Officer in May 2005. The 2005 salary figures shown in the table above therefore reflect only that portion of 2005 during which Mr. Youngjohns was employed by us. The value of Mr. Youngjohn’s restricted stock as of December 31, 2005 was $117,600 based on a closing price of $4.20 per share.

(2)	Mr. Pratt served as our Interim President and Chief Executive Officer from June 2004 to May 2005. The 2005 and 2004 salary figures shown in the table above therefore reflect only the portion of 2004 and 2005 during which Mr. Pratt was employed by us. These figures exclude the fees Mr. Pratt received as a non-employee director for the first part of 2004 and the last part of 2005 under our director compensation policy described under “Director Compensation” above.

(3)	Mr. Furino joined Callidus and began serving as our Vice President, Client Services on November 17, 2003. The 2003 salary and bonus figures shown in the table above therefore reflect only the portion of 2003 during which Mr. Furino was employed by us.

(4)	The figures shown in the table above reflect amounts reimbursed to Mr. Furino in connection with personal commuter travel expenses primarily in the form of commercial airline and related ground transportation.

Stock Option Grants in 2005

The following table sets forth information concerning grants of stock options made to our named executive officers during 2005. We did not grant stock appreciation rights to any of our named executive officers during 2005.

The table sets forth the hypothetical gains or option spreads that would exist for the options at the end of their respective terms based on assumed annualized rates of compound stock price appreciation from the date of grant of 5% and 10% based on the market price at the date of grant. The disclosure of 5% and 10% assumed rates is required by the rules of the Securities and Exchange Commission and does not represent our estimate or projection of future common stock prices or stock price growth.

	Individual Grant
	Number of				Potential Realizablee
	Securities				Value of Assumed
	Underlying	Percent of Total	Exercise		Annual Rates of Stock
	Options	Options Granted	or Base		Price Appreciation for
	Granted	to Employees in	Price	Expiration	Option Term
Name(1)	(#)	2005(2)	($/Sh)	Date	5% ($)	10% ($)

Robert H. Youngjohns(3)	1,000,000	32.39%	3.45	5/31/2015	2,169,686	5,498,411
David B. Pratt(4)	—	—%	—	—	—	—
Brian E. Cabrera(5)	50,000	1.62%	4.51	2/28/2015	141,816	359,389
Brian E. Cabrera(5)	50,000	1.62%	4.49	10/31/2015	141,187	357,795
Ronald J. Fior(5)	100,000	3.24%	4.51	2/28/2015	283,631	718,778
Richard D. Furino(5)	100,000	3.24%	4.51	2/28/2015	283,631	718,778
Robert W. Warfield(5)	100,000	3.24%	4.51	2/28/2015	283,631	718,778

(1)	In the event of a change of control of Callidus, all of the officers named in this chart will be entitled to additional vesting as described below in “Employment Contracts, Change of Control Arrangements and Severance Agreements of Named Executive Officers — Change of Control Arrangements.”

(2)	The percentage of total options granted was based on aggregate grants of options to purchase 3,087,055 shares of our common stock made to all of our employees including our named executive officers in 2005.

(3)	This option vests as to 25% of the shares subject to the option on the one year anniversary of the date of grant and as to one forty-eighth of the shares subject to the option each month thereafter.

(4)	Mr. Pratt was not granted any options as an employee during 2005. Stock options granted to Mr. Pratt as a non-employee director are described above in “Information Regarding Compensation of Directors and Executive Officers — Director Compensation.”

(5)	These options vest at a rate of one forty-eighth of the shares subject to the option each month.

Aggregated Option Exercises in 2005 and 2005 Year End Option Values

The following table sets forth certain information regarding options exercised by our named executive officers during 2005 and stock options held by our named executive officers at December 31, 2005. None of our named executive officers holds any stock appreciation rights.

					Value of Unexercised
	Shares		Number of Securities		In-The-Money Options at
	Acquired on	Value	Underlying Unexercised		December 31, 2005(1)
	Exercise	Realized	Options at December 31, 2005 (#)		($)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert H. Youngjohns	—	—	—	1,000,000	—	750,000
David B. Pratt	—	—	252,017	18,750	66,537	—
Brian E. Cabrera	16,842	43,609	31,803	99,866	29,233	27,908
Ronald J. Fior	30,000	147,300	211,728	208,272	468,578	160,422
Richard D. Furino	—	—	101,665	218,335	5,600	22,400
Robert W. Warfield	160,000	537,000	284,916	200,084	719,330	199,350

(1)	Based on $4.20 per share, which was the closing price of our common stock on December 31, 2005, minus the exercise price, multiplied by the number of shares issuable upon the exercise of the option.

Employment Contracts, Change of Control Arrangements and Severance Agreements of Named Executive Officers

Change of Control Arrangements

We have change of control agreements with Messrs. Youngjohns, Pratt (as described in “Director Compensation,” above) as well as Cabrera, Fior, Furino and Warfield. All of these agreements except that of Mr. Youngjohns, provide that in the event of a change of control of Callidus, any and all options to purchase common stock granted to such individuals prior to March 14, 2006, will immediately become vested and exercisable. Any options granted to such individuals after March 14, 2006 and all options granted to Mr. Youngjohns shall become immediately vested and exercisable if such individual is terminated without cause or resigns for good reason (as those terms are defined in the change of control agreements) within 18 months after a change of control. Under the terms of each of these change of control agreements, a change of control is defined to include: (i) the acquisition by any person of beneficial ownership, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then outstanding voting securities; (ii) a change in the composition of our Board of Directors within a rolling two-year period, as a result of which fewer than a majority of the directors are deemed to be incumbent directors, as defined in the agreements; (iii) a merger or consolidation involving Callidus resulting in a change in ownership of more than 50% of our voting securities; and (iv) a sale or disposition by us of all or substantially all of our assets.

Employment Agreement with Robert H. Youngjohns

On April 26, 2005, we entered in an employment agreement with Robert H. Youngjohns pursuant to which he commenced employment as our President and Chief Executive Officer on May 31, 2005. Under the terms of the agreement, his initial base salary was $380,000, with an initial annual target bonus of 100% of base salary. For 2005, his bonus was guaranteed to be at least $175,000. As part of the agreement, he was also awarded an inducement stock option grant to purchase 1,000,000 shares of our common stock with an exercise price equal to the fair market value on May 31, 2005 and a vesting term over 4 years from that date. He was also awarded an inducement grant of 28,000 shares of our common stock, which fully vests on the earlier of May 31, 2006 or his termination without cause. If Mr. Youngjohns is terminated without cause or resigns for good reason (as those terms are defined in his employment agreement), he will receive 12 months of his then current base salary, target bonus and health benefits, as well as 6 months of accelerated vesting of his equity, except that if the termination is without cause in connection with a change of control (as such term is defined in his Change of Control Agreement), 100% of his unvested equity will become vested. If, in connection with a change of control, Mr. Youngjohns becomes subject to excise tax as a result of Section 280G of the Internal Revenue Code, we will reimburse him for the excise tax if his change of control benefits are at least 110% of the safe harbor amount under Section 280G, except that we will not be required to pay more than $700,000 in reimbursements.

Employment Agreement with David B. Pratt

On July 14, 2004, we entered into an employment agreement with Mr. Pratt pursuant to which he agreed to serve as our Interim Chief Executive Officer for a six-month period beginning June 24, 2004 at a monthly salary of $40,000. He also received an option to purchase 120,000 shares of our common stock at an exercise price of $3.65 per share, which vested at a rate of 20,000 shares per month. On November 5, 2004, we extended Mr. Pratt’s employment agreement under the same terms described above for an additional six months beginning on December 25, 2004 and issued him an additional option to purchase 120,000 shares of our common stock at an exercise price of $4.54, which also vested at a rate of 20,000 shares per month. Upon the commencement of Mr. Youngjohns’ employment on May 31, 2005, Mr. Pratt’s employment with us terminated. However, Mr. Pratt remains a member of our Board of Directors.

Severance Agreements with Executive Officers

In November 2001, August 2002 and October 2003 we entered into severance agreements with Messrs. Warfield, Fior and Furino respectively. Pursuant to these agreements, we agreed to pay each of the officers six months of base salary plus benefits upon his termination for reasons other than cause. Mr. Cabrera does not have a severance agreement with us.

Legal Actions Involving Management

In July 2004, a purported securities class action complaint was filed in the United States District Court for the Northern District of California against us and certain of our present and former executives and directors. Lead plaintiff and lead counsel were appointed by the Court and on November 29, 2004, plaintiff filed a consolidated amended class action complaint (“Complaint”). The Complaint alleged that we and certain individual defendants made materially false or misleading statements or omissions in violation of the federal securities laws during the period of January 22, 2004 through June 23, 2004 (the “Class Period”). The Complaint sought to recover damages on behalf of anyone who purchased or otherwise acquired our stock during the Class Period. Following our motion to dismiss, the complaint was initially dismissed with leave to amend in 2005 and, following plaintiffs’ acknowledgement that they could not amend, the action was dismissed with prejudice.

In July and October 2004, two derivative complaints were filed in state and federal court, respectively, against certain of our present and former executives and directors (the “Derivative Complaints”). The Derivative Complaints allege state law breach of fiduciary duty claims arising out of the underlying matters alleged in the securities complaint identified above. The state court derivative plaintiff has agreed to stay his case and has joined in a first amended complaint filed in the federal derivative case. We filed a motion to dismiss the amended complaint in October 2005. The federal court denied our motion to dismiss the compliant on March 13, 2006.

We have entered into, and expect to continue to enter into, agreements to indemnify our directors, executive officers and other employees as determined by our Board of Directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions and agreements are necessary to attract and retain qualified persons as our employees, directors and executive officers.

Equity Compensation Plan Information

All of our equity compensation plans, including the 1997 Stock Option Plan, the 2003 Stock Incentive Plan and the Employee Stock Purchase Plan adopted in 2003 have been approved by our stockholders.

The following table summarizes information about common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans as of December 31, 2005.

			Number of Securities
	Number of Securities		Remaining Available
	to be Issued	Weighted Average	for Future Issuance
	Upon Exercise of	Exercise Price of	Under Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in First Column)

Equity compensation plans approved by stockholders(1)(2)	5,412,643	$4.10	2,986,508
Equity compensation plans not approved by stockholders(3)(4)	1,008,490	$3.59	0
Total	6,421,133	$4.02	2,986,508

(1)	The number of shares of common stock available under the Employee Stock Purchase Plan increases on July 1 of each year by the lesser of (i) 1,200,000 shares, (ii) 2.0% of the outstanding shares of common stock on the last day immediately preceding such date or (iii) an amount determined by the Board.

(2)	The number of shares available under the 2003 Stock Incentive Plan increases on July 1 of each year by the lesser of (i) 2,800,000 shares, (ii) 5.0% of the outstanding shares of common stock on the last day immediately preceding such date or (iii) an amount determined by the Board.

(3)	Includes a Non-Qualified Stock Option Agreement with Mr. Robert H. Youngjohns, our President and CEO, entered into in accordance with his employment agreement. Under the terms of the Option Agreement, Mr. Youngjohns has the option to purchase 1,000,000 shares of our common stock at an exercise price of $3.45 per share, which was the closing price of our common stock on May 31, 2005, the date of grant, on the Nasdaq National Market. The option vests over a period of four years with 25% vesting on May 31, 2006 and the remaining amount vesting in equal monthly installments over the following 36 months. The term of the option is 10 years from the date of grant.

(4)	Includes a warrant issued in connection with a September 2000 equipment loan and security agreement whereby we agreed that the equipment lender, GATX, may purchase up to 8,490 shares of our common stock at an exercise price of $14.13 per share. The warrant is fully exercisable through November 20, 2006, three years after the closing of our initial public offering of our common stock. As of March 31, 2006, these warrants remained unexercised and outstanding.

OWNERSHIP OF CALLIDUS SOFTWARE INC. COMMON STOCK

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of March 31, 2006 by the following:

•	each person known by us to own beneficially more than 5% of our common stock;

•	each of the directors and named executive officers individually; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options or warrants held by that person that are immediately exercisable or exercisable within 60 days of the determination date, which in the case of the following table is March 31, 2006. Shares issuable pursuant to stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person. The percentage of beneficial ownership for the following table is based on 27,354,534 shares of common stock outstanding as of March 31, 2006. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares Beneficially
	Owned
Name	Number	Percent

Crosspoint Venture Partners(1)	6,776,701	24.77%
2925 Woodside Road
Woodside, CA 94062
Invesco Private Capital, Inc.(2)	2,843,229	10.39
David Knott of Dorsett Management(3)	2,493,083	9.11
Onset Ventures(4)	2,247,751	8.22
2400 Sand Hill Road, Suite 150
Menlo Park, CA 94025
Crescendo Ventures(5)	1,601,503	5.85
480 Cowper Street, Suite 300
Palo Alto, CA 94301
William B. Binch(6)	29,686	*
Charles M. Boesenberg(7)	0	*
Michael A. Braun(8)	152,951	*
John R. Eickhoff(9)	45,000	*
George B. James(10)	126,664	*
Michele V. Patton(11)	0	*
David B. Pratt(12)	300,135	1.10
Robert H. Youngjohns(13)	53,254	*
Brian E. Cabrera(14)	59,848	*
Ronald J. Fior(15)	288,578	1.05
Richard D. Furino(16)	138,934	*
Robert W. Warfield(17)	432,341	1.58
All directors and executive officers as a group (14 persons)(18)	1,631,391	5.96

*	Less than 1%.

(1)	Based on a stockholder’s questionnaire submitted by Crosspoint Venture Partners. The affiliates of Crosspoint Venture Partners are Crosspoint Venture Partners LS 2000, LP and Crosspoint Venture Partners 2000 Q, L.P.

The general partner of Crosspoint Venture Partners 1997 L.P. is Crosspoint Associates 1997, L.L.C., a California limited liability company. The general partners of Crosspoint Associates 1997 are John B. Mumford, Rich Shapero, Seth Neiman, Robert A. Hoff and Donald B. Milder. John B. Mumford has sole voting power over the partnership’s Callidus holdings. The general partner of Crosspoint Venture Partners LS 1999 is Crosspoint Associates 1999, L.L.C., a California limited liability company. The general partners of Crosspoint Associates 1999 are John B. Mumford, Rich Shapero, Seth Neiman, Robert A. Hoff and Donald B. Milder. John B. Mumford has sole voting power over the partnership’s Callidus holdings. The general partner of Crosspoint Venture Partners LS 2000 is Crosspoint Associates 2000, L.L.C., a California limited liability company. The general partners of Crosspoint Associates 2000 are John B. Mumford, Rich Shapero, Seth Neiman, James Dorrian and Robert A. Hoff. John B. Mumford has sole voting power over the partnership’s Callidus holdings. The general partner of Crosspoint Venture Partners 2000 Q, L.P., a California limited partnership, is Crosspoint Associates 2000, L.L.C. The general partner of Crosspoint Venture Partners 2000 L.P., a California limited partnership is Crosspoint Associates 2000, L.L.C.

(2)	Based on a stockholder’s questionnaire submitted by INVESCO Private Capital, Inc. The affiliates of INVESCO Private Capital, Inc. are Chancellor V, L.P., Chancellor V-A, L.P., Citiventure 2000, L.P. and Euromedia Venture Fund (the “INVESCO Funds”). The general partner of Chancellor V, L.P. is IPC Direct Associates V, LLC. The managing member of IPC Direct Associates V, LLC is INVESCO Private Capital, Inc. The general partner of Chancellor V-A, L.P. is IPC Direct Associates V, LLC. The managing member of IPC Direct Associates V, LLC is INVESCO Private Capital, Inc. The general partner of Citiventure 2000, L.P. is IPC Direct Associates V, LLC. The managing member of IPC Direct Associates V, LLC is INVESCO Private Capital, Inc. The managing partner of Euromedia Venture Fund is IPC EuroMedia Associates, LLC. The managing member of IPC EuroMedia Associates, LLC is INVESCO Private Capital, Inc. The managing directors who make up the investment committee for each of the INVESCO Funds are Johnston Evans, Alessandro Piol, Parag Saxena, Howard Goldstein, Esfandiar Lohrasbpour and Alan Kittner.

(3)	Based on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006 and a stockholder’s questionnaire submitted by David M. Knott of Dorset Management Corporation.

(4)	Based on Schedule 13G filed with the Securities and Exchange Commission on January 31, 2006 and a stockholder’s questionnaire submitted by ONSET Ventures. The affiliates of ONSET Ventures are ONSET Venture Services Corporation, ONSET Enterprise Associates II, L.P., ONSET Enterprise Associates III, L.P., ONSET Standby Fund, L.P., GS PEP I ONSET Standby Fund, L.P., and GS PEP I Offshore ONSET Standby Fund, L.P. The general partner of ONSET Enterprise Associates II, L.P. is OEA II Management, L.P. The general partners of OEA II Management, L.P. are Terry L. Opdendyk and Robert F. Kuhling, Jr. The general partner of ONSET Enterprise Associates III, L.P. is OEA III Management, L.L.C. The managing directors of OEA III Management, L.L.C. are Terry L. Opdendyk and Robert F. Kuhling, Jr. ONSET Standby Fund, L.P., GS PEP I ONSET Standby Fund, L.P. and GS PEP I Offshore ONSET Standby Fund, L.P. are collectively known as the “ONSET Standby Funds”. The general partner of the ONSET Standby Funds is ONSET Standby Management, L.L.C. The managing directors of ONSET Standby Management, L.L.C. are Terry L. Opdendyk, Robert F. Kuhling, Jr., F. Leslie Bottorff, Mark G. Hilderbrand and Susan A. Mason. Terry L. Opdendyk and Robert F. Kuhling, in their capacities as general partners or managing directors of the general partner of the various entities of ONSET Ventures, may be deemed to have shared voting or dispositive power over these shares. Messrs. Opdendyk and Kuhling disclaim this beneficial ownership, except to the extent of their pecuniary interests therein.

(5)	Based on a stockholder’s questionnaire submitted by Crescendo Ventures. The affiliates of Crescendo Ventures are Crescendo World Fund, LLC, Eagle Ventures WF, LLC and Wessel German American Venture Partners GbR. Crescendo World Fund is managed by its managing member (not a general partner), Crescendo Ventures — World Fund, LLC, whose managing member is R. David Spreng. Crescendo Ventures — World Fund, LLC also has non-managing members. Eagle Ventures WF, LLC, is managed by a board of governors and managers, rather than a general partner. R. David Spreng is the Chief Manager, with authority to direct the voting of Eagle Ventures WF, LLC. Wessel German American Venture Partners, GbR is managed by Crescendo Capital Management, LLC, whose managing member is R. David Spreng. It has two managing partners, Rolf Dienst and Wessel Ventures GmbH. Voting is directed by Crescendo Capital Management, LLC. R. David Spreng, in his capacity as a managing general partner of Crescendo Ventures may be deemed to have shared voting or dispositive power over these shares. Mr. Spreng disclaims this beneficial ownership, except to the extent of his pecuniary interest therein.

(6)	Includes 9,686 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2006, and 4,000 shares held beneficially in the name of a family trust to which Mr. Binch has voting power as a trustee.

(7)	Mr. Boesenberg was appointed and began serving as a member of our Board of Directors in February 2006 and received an option grant in connection with his appointment. No shares subject to this option will become exercisable within 60 days after March 31, 2006.

(8)	Includes 134,201 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2006.

(9)	Includes 45,000 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2006.

(10)	Includes 111,664 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2006.

(11)	Ms. Patton was appointed and began serving as a member of our Board of Directors in September 2005 and received an option grant in connection with her appointment. No shares subject to this option will become exercisable within 60 days after March 31, 2006.

(12)	Includes 255,142 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2006, and 8,500 shares held beneficially in the name of a family trust to which Mr. Pratt has voting power as a trustee.

(13)	Includes 20,254 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2005. Also includes 28,000 shares of restricted common stock issued in connection with Mr. Youngjohns employment agreement of April 26, 2005, which will be fully vested on May 31, 2006, the one-year anniversary of his employment with Callidus.

(14)	Includes 54,146 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2006.

(15)	Includes 261,727 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2006.

(16)	Includes 137,603 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2006.

(17)	Includes 335,645 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2006.

(18)	See footnotes (6)-(17) above.

Related Party Transactions

During the 2005 fiscal year, Christopher W. Cabrera, brother of Brian E. Cabrera, was employed by Callidus as Senior Vice President of Operations. Mr. Christopher W. Cabrera’s employment with us terminated effective February 28, 2005 pursuant to a separation agreement dated January 24, 2005. The separation benefits received by Mr. Christopher W. Cabrera under his separation agreement included a payment of $238,333.33 (representing the equivalent of 10 months of base salary and three months of his bonus for 2005), accelerated vesting of all of his options that would have vested by December 31, 2005 and a lump sum payment of $16,782.69 (representing the cost of 10 months of COBRA health insurance payments).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act of 1934, as amended, requires our officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission reports of ownership and changes in ownership on Forms 3, 4 and 5 with respect to our securities. Such officers, directors and 10% stockholders are also required by Securities and Exchange Commission rules to furnish us with copies of all Section 16(a) reports they file. Based solely upon our review of copies of reports provided to us and written representations from our executive officers and directors with respect to our 2005 fiscal year, we believe that all reports required by Section 16(a) during fiscal 2005 were timely filed, with the following exception: One report on Form 4 was late reporting a stock purchase of Mr. Robert H. Youngjohns. Such form has since been filed.

COMMITTEE REPORTS

Audit Committee Report

The Audit Committee of the Board of Directors (for the purposes of this report, the “Committee”) is composed of four independent outside directors. The Committee has prepared the following report on its activities with respect to Callidus’ audited financial statements for the fiscal year ended December 31, 2005 (the “audited financial statements”).

•	The Committee has reviewed and discussed the audited financial statements with Callidus’ management and KPMG LLP (“KPMG”), Callidus’ independent auditors;

•	The Committee has also discussed with KPMG the matters required to be discussed by Statements on Auditing Standards No. 61, as modified or supplemented;

•	The Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed with KPMG its independence from Callidus. The Committee also considered whether the provision of non-audit services by the independent auditors was compatible with maintaining the accountants’ independence and has discussed with them their independence; and

•	Based on the review and discussions referred to above and relying thereon, the Committee has recommended to the Board of Directors that the audited financial statements be included in Callidus’ annual report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

George B. James, Chair
William B. Binch
Charles M. Boesenberg
John R. Eickhoff

Compensation Committee Report

The Compensation Committee of the Board of Directors of Callidus is responsible for a broad range of compensation-related activities, including approving fixed and variable cash compensation for our executive officers, administering employee equity plans, and overseeing Callidus’ other compensation programs. The Board adopted a written charter for the Compensation Committee in September 2003, which is reviewed annually.

Executive Compensation Policies

In determining executive compensation, we seek to offer a combination of fixed and variable cash and equity compensation in order to maintain competitiveness, attract and retain quality employees, and encourage performance that contributes to the long-term success of Callidus. In seeking to accomplish this goal, we set total target compensation (including base salary and target bonus) at a rate that is competitive with market practice, but we link actual receipt of a substantial portion of the target cash compensation with achievement of business and/or individual performance objectives.

Near the beginning of each fiscal year, we review officer compensation levels for the upcoming fiscal year, as well as actual bonus payments and equity awards for the completed fiscal year. We review all components of our executives’ compensation.

In determining compensation for a specific officer, we consider many factors, including the scope of the officer’s particular job, his or her performance in the job, the expected value of the officer’s future impact or contribution to Callidus’ success and growth, Callidus’ recent financial performance, and market competitiveness. We also review selected comparative software and broad high-technology industry pay data for executives in companies of similar size and complexity that we consider our peer group for compensation purposes.

The Compensation Committee has retained an independent compensation consultant to assist it in meeting its responsibilities and establishing appropriate incentive compensation packages for our executive officers.

Compensation Elements

We generally include the following elements in our executives’ compensation: base salary, cash performance bonus and long-term incentives (which are currently stock options).

Base Salary.  We establish a base salary for each officer using such factors as competitiveness with peer companies, individual experience and performance. During 2005, we determined that a small increase in base salary was appropriate for certain executive officers in order to maintain market competitiveness.

Cash Performance-Based Incentives.  The purposes of our cash bonus plan are to reward exceptional performance and give individuals the opportunity to receive total cash compensation (base salary plus incentive bonus) that is competitive with peer companies. Target incentive award opportunities are established near the beginning of each fiscal year and may represent a significant portion of each individual’s potential cash compensation.

In January 2005, we reviewed Callidus’ 2004 revenue and operating results as well as individual executive performances. While company performance did not merit payment of executive bonuses, we determined that certain cash bonuses were appropriate for individual contributions during the second half of 2004. Consequently, upon the recommendation of the Compensation Committee, the Board of Directors approved the payment of executive cash bonuses in the aggregate amount of $137,498 to Messrs. Fior, Warfield and Furino. The actual bonus payments were significantly lower than the aggregate target bonus opportunities of $385,000 for the second half of 2004.

Also in January 2005, we revised the cash bonus program by establishing semi-annual incentive targets for each officer based primarily on our revenue and non-GAAP operating goals and to a lesser extent on individual contributions. Upon review of our first half of 2005 results, we determined in July 2005 that revenue and operating targets had not been met but we concluded that individual performance bonuses were justified. As a result, the Compensation Committee recommended and the Board of Directors approved cash bonuses to Messrs. Fior, Warfield, Furino and Brian E. Cabrera in the total amount of $82,250. This compares to $300,000 if the aggregate bonus opportunities had been met for the first half of 2005.

Based on Callidus’ actual performance during the first half of 2005, we lowered the executive incentive targets for the second half of 2005. These revisions were designed to motivate our executive officers by offering more realistic revenue and non-GAAP operating goals in light of first half company performance. Generally, the revised goals focused on corporate performance as a whole. The Company experienced improved license revenue growth in the second half of 2005 that exceeded the revenue and operating goals. As a result, the Compensation Committee recommended and the Board of Directors approved cash bonuses to Messrs. Youngjohns, Fior, Warfield, Furino, Brian E. Cabrera, and Trivedi in the total amount of $996,458. This compares to the aggregate target bonus opportunities in the second half of 2005 of $523,334.

Beginning in January 2006, the Board of Directors altered the structure of the Company’s executive cash bonus program by eliminating the individual performance component. As a result, without further modification of the program, all executive cash bonuses will be based solely on financial performance targets.

Long-Term Equity Compensation.  The Compensation Committee believes that long-term equity incentives are an effective vehicle to encourage ownership in Callidus and to align the interests of our officers with those of our stockholders. Our custom is to take peer group practice into account in making option grants based on our retention and individual employee performance objectives. For example, in February 2005, we granted stock options to certain of our executive officers in recognition of their performance during 2004 and to further our retention objectives.

In addition, we routinely monitor executive compensation in light of changes in executive roles and responsibilities and make adjustments as deemed necessary. For example, in recognition of his contributions and increased role and based upon peer compensation at comparable companies, we granted an additional stock option to Mr. Brian E. Cabrera in October 2005 for the purchase of 50,000 shares of our common stock. We believe that with the grant of these additional shares, Mr. Cabrera’s total compensation is now more reflective of his contributions to Callidus and more on par with that of his peers.

Chief Executive Officer Compensation

David B. Pratt.  In June 2004, we hired Mr. Pratt as our Interim Chief Executive Officer for an initial six month period. In November 2004 we extended Mr. Pratt’s engagement through June 2005. Throughout his tenure, we paid Mr. Pratt a monthly salary of $40,000. In June 2004, we granted Mr. Pratt an option to purchase 120,000 shares of common stock, subject to monthly vesting over a period of six months. Upon the extension of Mr. Pratt’s employment in November 2004, he was granted an additional option to purchase 120,000 shares of common stock, subject to monthly vesting over six months. In determining Mr. Pratt’s total compensation package, in particular the ratio of fixed pay to performance pay and the terms of his stock options, the Compensation Committee considered such factors as our need to quickly retain a qualified chief executive for an interim period, peer group practice, the target compensation available to our former Chief Executive Officer, the desire to retain Mr. Pratt on an at-will basis, and the difficulty in assigning performance goals given the timing and circumstances of his hiring. The Compensation Committee believed that the stock options were appropriate to provide Mr. Pratt with proper short-term incentives while aligning his long-term objectives with those of our stockholders, particularly given his expected continued service on the Board after the end of his service as our Interim Chief Executive Officer. Because of the interim nature of his appointment, Mr. Pratt did not participate in our cash bonus plans in 2004 or 2005.

Robert H. Youngjohns.  In May 2005, we hired Mr. Youngjohns as our President and Chief Executive Officer to replace Mr. Pratt. As part of the executive search process that the Board of Directors commenced in June 2004, the Compensation Committee retained an executive search firm and a compensation consulting firm to provide insight into chief executive officer total compensation packages at peer group companies. Included in the Compensation Committee’s analysis of total compensation was the determination that in order to attract qualified candidates we needed to offer a mix of equity compensation in the form of stock options and restricted stock and cash compensation in the form of both base salary and performance bonuses.

Throughout the search process, the Compensation Committee refined its recommended compensation based on such things as candidate expectations, market conditions and related data provided by both our executive search firm and compensation consultants. In the end, the Compensation Committee determined that it was reasonable and within peer company practices to offer Mr. Youngjohns a compensation package consisting of (i) a base annual salary of $380,000, (ii) an annual cash bonus target of at least 100% of base salary with a minimum guaranteed bonus of $175,000 for 2005, (iii) a stock option inducement grant of 1,000,000 shares of common stock vesting over four years, (iv) a restricted common stock inducement grant of 28,000 shares vesting entirely on the one-year anniversary date of his employment (or earlier upon his termination without cause), (v) a guarantee for severance equal to 12 months of base salary, target bonus and health benefits and 6 months accelerated vesting of the unvested portion of his equity interests (50% acceleration in the case of termination as a result of a change of control), (vi) up to $700,000 in reimbursement of excise taxes under Section 280G of the Internal Revenue Code in the event the excise tax is triggered by a change of control, and (vii) reimbursement for individual income tax preparation services in the United States and the United Kingdom of up to $10,000 per year for 2005 and 2006.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility by us of compensation in excess of $1 million paid to our chief executive officer or any of our four other most highly compensated executive officers, unless the compensation is “performance-based” as defined by the Internal Revenue Code. We generally intend to maximize the deductibility of executive compensation so long as the deductibility is compatible with the objectives of our compensation policies, including retention of high-performing individuals and maintaining competitive compensation. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m).

The foregoing report has been furnished by the Compensation Committee of the Board of Directors of Callidus Software Inc.

THE COMPENSATION COMMITTEE

William B. Binch, Chair
Michael A. Braun
John R. Eickhoff
Michele V. Patton

COMPANY PERFORMANCE

COMPARISON OF 25 MONTH CUMULATIVE TOTAL RETURN*
AMONG CALLIDUS SOFTWARE INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

	11/20/2003	12/31/2003	12/31/2004	12/31/2005
Callidus Software Inc.	$100.00	$101.84	$33.91	$24.18
NASDAQ National Market Composite Index	$100.00	$98.89	$104.85	$127.15
NASDAQ Computer & Data Processing Index	$100.00	$107.09	$120.94	$122.88

(1)	The graph assumes (i) that $100 was invested in our common stock at the closing price of our common stock on November 20, 2003, (ii) that $100 was invested in each of the NASDAQ National Market Composite Index and the NASDAQ Computer & Data Processing Index at the closing price of the respective index on such date and (iii) that all dividends received were reinvested. To date, no cash dividends have been declared or paid on our common stock.

ADDITIONAL INFORMATION

Other Matters

We know of no other matters to be submitted at the annual meeting of stockholders. If any other matters properly come before the annual meeting of stockholders, it is the intention of the proxy holders to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS

BRIAN E. CABRERA,
Senior Vice President, General
Counsel and Secretary

Dated: April 27, 2006

0

CALLIDUS SOFTWARE INC.
Notice of Annual Meeting of Stockholders
To be held June 6, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     You are cordially invited to attend the 2006 annual meeting of stockholders of Callidus Software Inc., a Delaware corporation, which will be held on June 6, 2006 at 10:00 a.m., local time, at the offices of Callidus Software Inc., 160 West Santa Clara Street, Suite 1300, San Jose, California, 95113. Whether or not you plan to attend the annual meeting, we ask that you sign and return the enclosed proxy card as promptly as possible to ensure that your shares will be represented. A self-addressed envelope has been enclosed for your convenience. If you attend the meeting, you may withdraw any previously given proxy and vote your shares in person.
     By signing and returning this proxy card, you are hereby appointing Ronald J. Fior and Brian E. Cabrera, and each of them acting individually, as proxies, with the powers you would possess if personally present, and with full power of substitution, to vote all of your shares in Callidus Software Inc. at the annual meeting and at any adjournment or postponement thereof, upon all matters that may properly come before the meeting, including the matters described in the proxy statement.
(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF
CALLIDUS SOFTWARE INC.
June 6, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê  Please detach along perforated line and mail in the envelope provided.   ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒.

							FOR	AGAINST	ABSTAIN
1.	To elect two Directors to serve until the 2009 annual meeting of stockholders:				2.	To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2006.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	¡	Charles M. Boesenberg
					3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
☐	WITHHOLD AUTHORITY	¡	Michael A. Braun
FOR ALL NOMINEES

The shares represented by this proxy card will be voted in accordance with your instructions if the card is signed and returned. If your card is signed and returned without instructions, your shares will be voted in favor of all director nominees and in favor of proposal 2. If you do not mail a proxy card or attend the annual meeting and vote by ballot, your shares will not be voted.

In the event that any other matter may properly come before the annual meeting, or any adjournment or postponement thereof, each proxy is authorized to vote on such matter in his discretion. You hereby revoke all previous proxies given to vote at the annual meeting or any adjournment or postponement thereof. By signing and returning this proxy card, you also hereby acknowledge the receipt of the notice of annual meeting of stockholders, proxy statement and 2005 annual report of Callidus Software Inc.

☐	FOR ALL EXCEPT (See Instructions below)
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box on the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.